Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane, Brian Prenoveau, CFA
ICR, Inc. for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces First Quarter 2008 Financial Results
PORTLAND, Oregon, May 15, 2008 (PR Newswire) — TRM Corporation (Pink Sheets Electronic OTC Markets: TRMM) today announced first quarter 2008 financial results. The Company intends to file its Form 10-Q for such quarter today.
Richard Stern, President and CEO of TRM Corporation, stated “This will be the last quarter in which we announce our results without the impact of the Access to Money acquisition. We are pleased that our restructuring strategy and focus on operating efficiency has produced positive results. During this quarter we experienced a 5% year over year improvement in our gross margin and also produced $521,000 in EBITDA. In addition, we significantly reduced our operating loss from $7.7 million in the first quarter 2007 to $436,000 this quarter. We are confident that continued focus and diligence will capture additional operating efficiencies and further enhance our financial performance.”

($ millions)	Q1 2008	Q1 2007	% Change	Q4 2007	% Change

Sales	18.1	22.9	(21.0)%	20.6	(12.1)%
Discounts	10.7	14.3	(25.2)%	12.7	(15.8)%
Net Sales	7.4	8.6	(14.0)%	7.9	(0.6)%
Cost of Sales	4.7	5.9	(20.2)%	5.3	(11.3)%
Gross Profit	2.7	2.7	0%	2.6	0.4%
Gross Margin (% net sales)	37%	32%		33%
Selling, General &Administrative	2.9	5.3	(45.3)%	2.2	31.8%
Restructuring Charges	—	1.0		—
Equipment Write-Offs	—	—		0.7
Loss from Continuing Operations	(0.4)	(7.7)	94.8%	(0.8)	50.0%
Net Loss	(0.4)	(2.2)	81.8%	0.9	(55.6)%
Adjusted EBITA from Continuing Operations	.5	(2.9)	117.2%	1.5	(66.7)%
Adjusted EBITDA from continuing operations is a non-GAAP financial measure. Please refer to the attached reconciliation between our GAAP net income and Adjusted EBITDA from continuing operations.
First Quarter 2008 Financial Results
In the first quarter of 2008, net sales were $7.4 million compared to $8.6 million in the first quarter of 2007. On a sequential basis, net sales were $7.4 million compared to $7.9 million in the fourth quarter of 2007. Net sales performance reflects fewer transactions compared to previous quarters, mainly due to the decrease in the average number of transacting ATMs as well as a slight decline in the average withdrawal per ATM per month. The average number of transacting ATMs was 8,117 during the first quarter of 2008 compared to an average of 10,808 during the first quarter of 2007. The decrease in the number of ATM’s in our network has been primarily in the merchant-owned, and merchant-cashed category and was primarily due to merchants electing not to upgrade their machines in compliance with network mandated encryption regulations. However, the decrease in the number of ATM’s in our network was partially offset by a 3.4% increase in average transaction—based sales per withdrawal transaction which increased to $0.86 from $0.78 in the first quarter 2007.
Cost of sales in the first quarter of 2008 decreased 20.2% to $4.7 million from $5.9 million in the first quarter of 2007, and decreased 11.3% from $5.3 million in the fourth quarter of 2007. In the first quarter of 2008, gross profit margin improved sequentially to 37% from 33% in the fourth quarter of 2007. The cost of vault cash decreased by $463,000 to $982,000 for the first quarter of 2008 from $1,445,000 for the first quarter of 2007. In addition, the number of ATMs for which we provide cash decreased by 10% year over year. This reduction was due to our determination that certain machines were no longer profitable to operate. The total amount of vault cash in our system has decreased by 10% to $63.9 million at March 31, 2008 from $70.7 million at March 31, 2007. The Company’s vault cash costs are based on a spread to the interest rates on asset-backed commercial paper issued by the lender. The interest rate on our vault cash facility decreased to 4.05% as of March 31, 2008 from 7.17% at March 31, 2007 due to decreased commercial paper interest rates and a 0.4% reduction in the markup we pay to the lender under our vault cash facility. As a result of the phase-out of our service staff, we reduced net service expenses by approximately $340,000 annually. Our ATM processing costs, telecommunication costs and armored carrier costs also decreased by 12% or $230,000 year over year.
In the first quarter of 2008, selling, general and administrative expense decreased by $2.4 million to $2.9 million from $5.3 million in the first quarter of 2007. As a percentage of sales, selling, general and administrative expenses decreased to 16.1% in the first quarter 2008 as compared to 23.2% in the comparable quarter of 2007. The $2.4 million reduction in selling, general and administrative expenses is primarily attributed to a $911,000 decrease in labor costs as staff was reduced to approximately 39 employees by the end of the quarter, a $738,000 reduction in outsourced services due to termination of a major serving agreement and a decrease of $585,000 in legal, accounting and consulting expenses which the Company incurred in the first quarter of 2007 when we sold a substantial portion of our operations.
In the first quarter 2008, TRM Corporation reported a net loss from continuing operations of $436,000 as compared to a net loss of $7.7 million in the first quarter of 2007 and compared to a net loss of $797,000 in the fourth quarter of 2007.
The Company believes that EBITDA from continuing operations is the most accurate reflection of ongoing operation. For the first quarter 2007 EBITDA from continuing operations was $(2.9) million compared to $521,000 in the first quarter 2008 which reflects the positive effects of the Company’s restructuring efforts.

Balance Sheet
TRM Corporation had cash and restricted cash of $7.6 million at March 31, 2008, compared to $6.9 million at December 31, 2007.
Recent Developments
•	On April 18, 2008 we borrowed $11 million at an interest rate of 13% payable semiannually and due in 2011. The loan requires us to maintain certain cash balances, to meet certain EBITDA targets and to maintain at least 10,250 ATMs (inclusive of the ATMs we acquired from Access to Money). Proceeds from this loan were used primarily to pay off the remaining balance of our GSO term loan and $1 million previously borrowed from a lender in February 2008, and to pay a $2.5 million settlement to eFunds and the cash portion of our acquisition of Access To Money. In addition, the Company issued warrants to the lender to purchase an aggregate of 12,500,000 shares of the Company’s common stock.

•	On April 18, 2008 we acquired Access To Money, one of the nation’s largest independent ATM deployer with approximately 4,248 transacting ATMs for $4.2 million in cash, 3.6 million shares of common stock valued at $955,535 and a note payable to the owner for approximately $9.8 million. We are currently engaged in the integration of this acquisition.
Mr. Stern commented, “We continue to make substantial progress to improving our operations and financial stability as evidenced by our accomplishments. During 2008 we have been successful in gaining a new full placement customer with multiple high transacting locations, raising over $11 million in new capital, and completing a major acquisition which enhances our competitive position for future growth. We view these achievements as another step toward improved financial performance. Our goal is to remain focused on generating revenues, integrating the operations of our acquisition, and improving our efficiencies.”
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses;

competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 under the caption “Risk Factors” and elsewhere in such report. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	03-31-07	03-31-08
Sales	$22,899	$18,065
Less discounts	14,268	10,627

Net sales	8,631	7,438

Cost of sales:
Cost of vault cash	1,445	982
Other	4,442	3,716

Gross profit	2,744	2,740
Selling, general and administrative expense	5,304	2,909
Restructuring charges	963	—

Operating income (loss)	(3,523)	(169)

Interest expense:
Interest expense and amortization of debt issuance costs	35	315
Loss on early extinguishment of debt	4,035	—
Other expense (income), net	138	(48)

Loss from continuing operations	(7,731)	(436)
Income from discontinued operations	5,500	—

Net Loss	$(2,231)	$(436)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,137	17,213

Basic and diluted net loss per share:
Continuing operations	$(0.45)	$(0.03)
Discontinued operations	0.32	—

Net income (loss)	$(0.13)	$(0.03)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	March 31,
	2007	2008
Assets

Current assets:
Cash	$3,859	$4,896
Restricted cash	3,073	2,675
Accounts receivable, net	2,611	2,115
Inventories	50	50
Prepaid expenses and other	369	1,019
Deferred financing costs	172	1,121
Restricted cash — TRM Inventory Funding Trust	61,805	63,905

Total current assets	71,939	75,781

Equipment, less accumulated depreciation and amortization	4,222	3,863
Goodwill	16,748	16,748
Intangible assets, less accumulated amortization	585	617
Other assets	795	760

Total assets	$94,289	$97,769

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$6,099	$6,104
Accrued expenses	9,929	8,973
Income taxes payable	36	25
Term loan	2,051	—
TRM Inventory Funding Trust note payable	58,505	61,520

Total current liabilities	76,620	76,622

Term loans and other debt	—	3,138
Settlement agreement due after one year	3,009	2,699

Total liabilities	79,629	82,459

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	136,181	137,267
Additional paid-in capital	63	63
Accumulated deficit	(123,084)	(123,520)

Total shareholders’ equity	13,160	13,810

Total liabilities and shareholders’ equity	$94,289	$97,769

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended
	3-31-07	3-31-08
Continuing Operations:
Loss from continuing operations	$(7,731)	$(436)
Add:
Interest expense	35	315
Loss on early extinguishment of debt	4,035	—
Depreciation and amortization	720	484
Non-cash stock compensation expense	80	158

Adjusted EBITDA — continuing operations	$(2,861)	$521

Discontinued Operations:
Gain (loss) from discontinued operations	5,500	—
Add:
Interest expense	1,289	—
Impairment charges	2,701	—

Adjusted EBITDA — discontinued operations	$9,490	—

Note: Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility entered into in June 2006.